Exhibit 99.3

PRELIMINARY OFFERING CIRCULAR EXCERPTS

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Under the indentures governing our existing second priority senior secured notes and existing senior subordinated notes, we do not currently have any material capacity to pay dividends or make other restricted payments.

RISK FACTORS

Developments in alternative media could adversely affect the demand for our products.

Trends in advertising, electronic data transmission and storage and the internet could have adverse effects on traditional print media, including our products and those of our customers, but neither the timing nor the extent of those trends can be predicted with certainty. Our magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, particularly the internet, instead of paper made by us. As the use of these alternatives grows, demand for our paper products could decline.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2010:

(1)	on a historical basis; and

(2)	on an as adjusted basis, calculated as of the date of this offering circular, after giving effect to the Offering Transactions.

You should read this table in conjunction with “Risk Factors,” “Offering Circular Summary—Summary Historical Financial Data” and “Use of Proceeds” included elsewhere in this offering circular, as well as the historical consolidated financial statements and related notes incorporated by reference into this offering circular. See the section entitled “Where You Can Find Additional Information and Incorporation by Reference” located at the beginning of this offering circular for more information.

Verso Paper Holdings LLC and Subsidiaries:

	As of September 30, 2010
	Historical	As Adjusted
		(unaudited)
	(Dollars in thousands)
Cash and cash equivalents(1)	$120,987	$117,987

Long-term debt:
First Priority Revolving Credit Facility(1)	$—	$—
First Priority Senior Secured Notes	331,177	331,177
Second Priority Senior Secured Notes offered hereby	—	360,000
Second Priority Senior Secured Notes—Fixed	337,080	—
Second Priority Senior Secured Notes—Floating	180,216	180,216
Senior Subordinated Notes	300,000	300,000

Total long-term debt	1,148,473	1,171,393
Member’s equity:
Paid-in-capital	318,252	318,252
Retained deficit	(218,356)	(218,356)
Accumulated other comprehensive loss	(16,143)	(16,143)

Total member’s equity	83,753	83,753

Total capitalization	$1,232,226	$1,255,146

(1)	As of September 30, 2010, we had no amounts outstanding under our $200 million revolving credit facility. Our availability under our revolving credit facility has been reduced by $15.8 million as a result of the bankruptcy filing of Lehman Commercial Paper, Inc. (“Lehman”). As a result of Lehman’s inability to fulfill its obligation under the revolving credit facility, we do not expect that Lehman will fund its pro rata share of any future borrowing requests. The Company is in discussions with another lender regarding the potential purchase of Lehman’s outstanding loans and commitments under our revolving credit facility, or alternatively the replacement of such commitments, such that the full commitments would be available under our revolving credit facility. However, we can provide no assurance that any such purchase will occur or such replacement commitments will be provided. As of December 31, 2010, no amounts were outstanding under our revolving credit facility, $28.3 million of the revolving credit facility was considered utilized in connection with issued letters of credit, and $155.9 million was available for future borrowings. As of December 31, 2010, we had approximately $152.6 million of cash and cash equivalents.